EXHIBIT 4.24

AMENDMENT NUMBER 5

TO CREDIT AGREEMENT

THIS AMENDMENT NUMBER 5, dated as of May 22, 2014 (this “Amendment”), by and among TW CONTAINER LEASING, LTD., a company with limited liability organized under the laws of Bermuda (the “Borrower”), the financial institutions listed on the signature pages hereof under the heading “LENDERS” (each a “Lender” and, collectively, the “Lenders”), and WELLS FARGO SECURITIES LLC., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), is made to the Credit Agreement (as defined below).

WITNESSETH:

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to a Credit Agreement, dated as of August 5, 2011 (the “Credit Agreement”);

WHEREAS, the parties desire to amend the Credit Agreement in order to modify certain provisions of the Credit Agreement; and

WHEREAS, subject to the terms and conditions hereof, the Majority Lenders have agreed to such amendment of the Credit Agreement;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1 Definitions; Interpretation.

(a) Terms Defined in Credit Agreement. All capitalized terms used in this Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

(b) Interpretation. The rules of interpretation set forth in Section 1.2 of the Credit Agreement shall be applicable to this Amendment and are incorporated herein by this reference.

SECTION 2 Amendments to the Credit Agreement.

(a) Amendments. Pursuant to Section 15.12 of the Credit Agreement, the Credit Agreement is hereby amended as follows:

(i) Schedule 4 to the Credit Agreement is amended to add or update the Maximum Allowed Exposure for the entities noted in Schedule 1 to this Amendment.

(ii) The definition of “Eligible Lessee” appearing in Section 1.1 of the Credit Agreement is hereby amended to read as follows:

“Eligible Lessee”. Any Person (other than any Sanctioned Person) that meets all of the applicable requirements set forth in clauses (a), (b) and (c) below:

(a) in the case of any Person that is a prospective Lessee under a Finance Lease:

(1) Once at least fifteen Persons that have been approved by the Majority Lenders (in their sole discretion) have become Lessees under Finance Leases as to which Loans are advanced, and the Aggregate Net Investment Value is then equal to or greater than Two Hundred Fifty Million Dollars ($250,000,000), any Person engaged in the shipping industry so long as (A) no Bankruptcy Event is continuing with respect to such Person on the Funding Date for the related Finance Lease, and (B) the consummation of the Finance Lease then under consideration complies with all of the Lease Concentration Limits; or

(2) At all times not covered by clause (1), each of the following: (A) each Person, not addressed in clause (B) below, that has been approved by the Majority Lenders (in their sole discretion) to be Lessee under a Finance Lease, and (B) so long as no Bankruptcy Event is continuing with respect to such Person, each of the Persons set forth in Schedule 4, so long as the aggregate Credit Exposure related to such Person and its Affiliates (calculated after giving effect to the Finance Lease then under consideration) shall not exceed the Dollar amount set forth opposite the name of such Person on Schedule 4 under the column entitled “Maximum Allowed Exposure” (as such amounts may be amended from time to time in a written instrument signed by each of the Borrower and the Administration Agent, acting at the direction of the Majority Lenders);

(b) in the case of any Person that is a prospective Lessee under a Finance Lease, the Administrative Agent has received with respect to such Person all of the credit underwriting information set forth on Schedule 2 hereto and such information shall be satisfactory to the Administrative Agent (in its sole discretion); and

(c) the Administrative Agent has received with respect to such Person the information set forth on Schedule 3 to the Management Agreement and the Administrative Agent shall have determined, in its sole discretion, that such Person satisfies the Administrative Agent’s and WFBNA’s compliance requirements related to OFAC and any other statutes, regulations, rules, orders and other applicable restrictions imposed by any applicable Governmental Authority.

(iii) The following sentence is added to the end of Section 3.6(b).

“The Borrower may, at its option, utilize funds on deposit in TWCL Distribution Account to acquire or originate one or more Eligible Finance Lease(s).”

(b) References Within Credit Agreement. Each reference in the Credit Agreement to “this Agreement” and the words “hereof,” “herein,” “hereunder,” or words of like import, shall mean and be a reference to the Credit Agreement as amended by this Amendment.

SECTION 3 Conditions of Effectiveness. The effectiveness of Section 2 of this Amendment shall become effective as of the date first above written (the “Effective Date”), upon receipt by the Administrative Agent of this Amendment duly executed and delivered by the Borrower, the Administrative Agent and Lenders representing in aggregate the Majority Lenders.

SECTION 4 Representations and Warranties. To induce the Lenders to enter into this Amendment, the Borrower hereby confirms and restates, as of the date hereof, the representations and warranties made by it in Section 7 of the Credit Agreement and in the other Loan Documents; provided that any representations and warranties which relate solely to an earlier date shall not be deemed confirmed and restated as of the date hereof (provided that such representations and warranties shall be true, correct and complete as of such earlier date).

SECTION 5 Miscellaneous.

(a) Notice. The Administrative Agent shall notify the Borrower and the Lenders of the occurrence of the Effective Date and promptly thereafter distribute to the Borrower and the Lenders copies of all documents delivered under Section 3 of this Amendment.

(b) Credit Agreement Otherwise Not Affected. Except as expressly amended pursuant hereto, the Credit Agreement thereof shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects. The Lenders’ and the Administrative Agent’s execution and delivery of, or acceptance of, this Amendment shall not be deemed to create a course of dealing or otherwise create any express or implied duty by any of them to provide any other or further amendments, consents or waivers in the future.

(c) No Reliance. The Borrower hereby acknowledges and confirms to the Administrative Agent and the Lenders that the Borrower is executing this Amendment on the basis of its own investigation and for its own reasons without reliance upon any agreement, representation, understanding or communication by or on behalf of any other Person.

(d) Costs and Expenses. The Borrower agrees to pay to the Administrative Agent on demand the reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel to the Administrative Agent, in connection with the preparation, negotiation, execution and delivery of this Amendment.

(e) Binding Effect. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the Borrower, the Administrative Agent and each Lender and their respective successors and assigns.

(f) Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(g) Complete Agreement; Amendments. This Amendment, together with the other Loan Documents, contains the entire and exclusive agreement of the parties hereto and thereto with reference to the matters discussed herein and therein. This Amendment supersedes all prior commitments, drafts, communications, discussions and understandings, oral or written, with respect thereto. This Amendment may not be modified, amended or otherwise altered except in accordance with the terms of Section 15.12 of the Credit Agreement.

(h) Severability. Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Amendment shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Amendment, or the validity or effectiveness of such provision in any other jurisdiction.

(i) Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

(j) Loan Document. This Amendment shall constitute a Loan Document.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, as of the date first above written.

THE BORROWER

TW CONTAINER LEASING, LTD.

By	/S/ Robert Capps
Name:
Title:	Director

By	/S/ Philip Brewer
Name:
Title:	Director

THE ADMINISTRATIVE AGENT

WELLS FARGO SECURITIES LLC

By	/S/ Hatesh Singh
Name:
Title:	Director

CONSENTED TO AND ACKNOWLEDGED BY:

THE LENDERS

WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/S/ Hatesh Singh